UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 5, 2012

JACK IN THE BOX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9390	95-2698708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9330 Balboa Avenue, San Diego, CA		92123
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (619) 571-2121

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 5, 2012, Jack in the Box Inc. (the “Company”), as borrower, entered into an amended and restated credit agreement (the “New Credit Agreement”) among the Company, Wells Fargo Bank, National Association, as administrative agent, and certain lender parties.  The New Credit Agreement consists of a revolving credit facility of $400 million with a five-year maturity, and a term loan facility of $200 million with a five-year maturity.

The New Credit Agreement amends and restates the Company's existing credit agreement dated as of June 29, 2010, as amended from time to time (the “Existing Credit Agreement”). The Company borrowed the full $200 million available under the term loan facility (the “Term Loan Facility”) under the New Credit Agreement and approximately half of the $400 million available under the revolving credit facility (the “Revolving Credit Facility”) under the New Credit Agreement on November 5, 2012.  Proceeds from the borrowings made on November 5, 2012, with cash on hand, were used to repay all borrowings under the Existing Credit Agreement and to pay related transaction fees and expenses, including transaction fees and expenses associated with the credit facility established under the New Credit Agreement.  Any future borrowings under the Revolving Credit Facility will be used for permitted share repurchases, permitted dividends, permitted acquisitions, ongoing working capital requirements and other general corporate purposes.  To maintain availability of funds under the Revolving Credit Facility, undrawn amounts under the Revolving Credit Facility will accrue a commitment fee of between 30.0 basis points to 40.0 basis points per annum, based on the Company’s leverage ratio. The Company’s ability to borrow additional monies in the future under the Revolving Credit Facility is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties.

The initial interest rates per annum applicable to loans under each of the Term Loan Facility and the Revolving Credit Facility are, at the Company's option, based on either (a) the applicable base rate (as defined in the New Credit Agreement) plus an initial margin of 100 basis points or (b) the LIBOR Rate (as defined in the  New Credit Agreement) plus an initial margin of 200 basis points.  From and after the date ten business days after the required delivery of financial statements for the first full fiscal quarter after the closing date of the New Credit Agreement, the interest margins will be determined by the Company's leverage ratio on a quarterly basis in accordance with the applicable pricing grid, which provides for a range of base rate margins from 75 to 125 basis points and a range of LIBOR margins from 175 to 225 basis points.  Interest payments under the Credit Agreement are due on the interest payment dates specified therein.

The Term Loan Facility requires amortization in the form of quarterly installments in the amount of $5 million per quarter. The first such scheduled installment is required to be made on March 31, 2013.  The maturity date of the Term Loan Facility is November 5, 2017.  Each scheduled installment is subject to reduction based on voluntary and mandatory prepayments as set forth below.  Outstanding loans under the Revolving Credit Facility will be payable in full upon the November 5, 2017, maturity date.

The Company may make voluntary prepayments of the loans under the Term Loan Facility and the Revolving Credit Facility at any time without premium or penalty (excluding any applicable LIBOR breakage costs).  Each optional prepayment of the Term Loan Facility will be applied to reduce the remaining scheduled quarterly principal installments of the Term Loan Facility (in either direct order of maturity, inverse order of maturity or on a pro rata basis, as directed by the Company).

The Company is required to make mandatory prepayments of the loans under the New Credit Agreement from asset sales, certain issuances of debt, and insurance and condemnation recoveries, subject in each case to certain exceptions and limitations specified in the New Credit Agreement.  Each mandatory prepayment will be applied, first to reduce the remaining scheduled quarterly installments of the Term Loan Facility on a pro rata basis, and second to the extent of any excess, to prepay the loans if any, under the Revolving Credit Facility (and, in certain cases, to reduce the commitment amount under the Revolving Credit Facility).

The subsidiary Guarantors (as defined in the New Credit Agreement) have guaranteed the obligations of the Company under the  New Credit Agreement and certain hedging and cash management obligations (collectively the “Obligations”) pursuant to a separate guaranty agreement executed in connection with the Existing Credit Agreement and reaffirmed and amended pursuant to a Reaffirmation and Amendment Agreement (the “Reaffirmation Agreement”) in connection with the New Credit Agreement (the “Guaranty”). Any future direct and indirect subsidiaries of the Company, other than unrestricted subsidiaries (as defined in the New  Credit Agreement) and other than foreign subsidiaries, also are required to guarantee the Obligations.

The Obligations are secured by a pledge of one hundred percent of the equity interests issued by each domestic subsidiary owned by the Company, sixty-six percent of the voting equity interests issued by any first tier foreign subsidiary owned by the Company, one hundred percent of the non-voting equity interests issued by any first tier foreign subsidiary owned by the Company, and certain related collateral, pursuant to the terms of a collateral agreement executed in connection with the Existing Credit Agreement and reaffirmed and amended pursuant to the Reaffirmation Agreement in connection with the New Credit Agreement (the “Collateral Agreement”). Each subsidiary Guarantor’s obligations under the Guaranty are secured by a pledge of one hundred percent of the equity interests issued by each domestic subsidiary owned by such subsidiary Guarantor, sixty-six percent of the voting equity interests issued by any first tier foreign subsidiary owned by such subsidiary Guarantor, one hundred percent of the non-voting equity interests issued by any first tier foreign subsidiary owned by such subsidiary Guarantor, and certain related collateral, pursuant to the terms of the Collateral Agreement. The subsidiary guarantees and the collateral under the Collateral Agreement are subject to release upon fulfillment of certain conditions specified in the New Credit Agreement, the Guaranty and the Collateral Agreement.

The New Credit Agreement and related loan documents contain covenants that limit the ability of the Company and its restricted subsidiaries (as defined in the New Credit Agreement), among other things, to:

●	incur or guarantee indebtedness;

●	pay dividends or repurchase stock;

●	incur liens on any assets;

●	enter into transactions with affiliates;

●	consummate certain asset sales, acquisitions or mergers (provided that the Company’s ability to sell restaurants to franchisees is not limited by this covenant);

●	liquidate, dissolve or wind-up; or

●	make investments.

The New Credit Agreement also requires compliance with three financial covenants: (a) a minimum fixed-charge coverage ratio to be equal to or greater than 1.50 to 1.00 as of the end of each fiscal quarter; (b) a maximum leverage ratio to be less than or equal to 2.50 to 1.00 as of the end of each fiscal quarter; and (c) maximum capital expenditures not to exceed $175 million in any fiscal year, provided that the unused amount of any permitted capital expenditures in any fiscal year may be carried forward to the immediately succeeding fiscal year.

The New Credit Agreement contains customary events of default, including:

●	failure to make required payments;

●	failure to comply with certain agreements or covenants;

●	failure to pay, or certain defaults under, certain other indebtedness;

●	certain events of bankruptcy and insolvency; and

●	failure to pay certain judgments.

The New Credit Agreement also contains other customary terms and conditions, including representations and warranties and indemnity provisions.

The agent and lender parties under the New Credit Agreement and their affiliates have provided and may, from time to time, continue to provide investment banking, financial advisory, cash management and other services to the Company and its affiliates, for which they have received customary fees and reimbursement of expenses, and for which they expect to receive customary fees and reimbursement of expenses, respectively.  The Company is the beneficiary in respect of letters of credit issued by Wells Fargo Bank, National Association in the outstanding amount of approximately $31 million, which such letters of credit will become issued pursuant to the New Credit Agreement.

The foregoing descriptions of the New Credit Agreement, the Reaffirmation Agreement, the Collateral Agreement and the Guaranty are qualified in their entirety by reference to each such material contract.  Copies of the New Credit Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Report.  The Collateral Agreement and Guaranty, as in effect prior to giving effect to the Reaffirmation Agreement, were previously filed with the Securities and Exchange Commission as Exhibits 10.2 and 10.3 to the Company’s Current Report on Form 8-K July 1, 2010.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The obligations of the Company and its subsidiaries under the New Credit Agreement and related loan documents constitute direct financial obligations that are material to the Company.  As to such direct financial obligations, the information included in Item 1.01 of this Report is hereby incorporated by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the Jack in the Box Inc. press release dated November 8, 2012, is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Title

10.1	Credit Agreement dated as of November 5, 2012, among Jack in the Box Inc., Wells Fargo Bank, National Association, as administrative agent, and the other lender and agent parties thereto

10.2
Reaffirmation and Amendment Agreement dated as of November 5, 2012, among Jack in the Box Inc., Wells Fargo Bank, National Association, as administrative agent, and the subsidiaries of Jack in the Box Inc. party thereto

99.1	Press Release dated November 8, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 8, 2012

JACK IN THE BOX INC.

By:	/s/ Jerry P. Rebel
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)